Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form F-1 of our report dated March 27, 2025, which includes an explanatory paragraph regarding SK Growth Opportunities Corporation’s ability to continue as a going concern, relating to the financial statements of SK Growth Opportunities Corporation as of and for the years ended December 31, 2024 and 2023, which are contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

May 7, 2025